ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made, as of July 1, 2005, separately by and between each separate registered investment company set forth on Exhibit A dated July 1, 2005 attached hereto (each a "Fund") and PFPC INC. (“PFPC”). As used herein, the term “Agreement” shall mean this Accounting Services Agreement and any and all exhibits and schedules attached hereto and any amendments to any of the foregoing executed in accordance with the terms of this Accounting Services Agreement.

W I T N E S S E T H :

WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, each Fund wishes to retain PFPC to provide services set forth in this Agreement to its investment portfolios listed on Exhibit A attached hereto as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services; and

WHEREAS, additional registered investment companies may be added to this Agreement pursuant to written agreement of such registered investment company and PFPC, and upon the effective date of such written agreement such registered investment company shall be a “Fund” for all purposes under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, each separate Fund and PFPC agree as follows:

1. Definitions. As Used in this Agreement:

(a)	"1933 Act" means the Securities Act of 1933, as amended.
(b)	"1934 Act" means the Securities Exchange Act of 1934, as amended.
(c)	"Authorized Person" means, with respect to a particular Fund, any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees, Board of Directors or similar governing entity to give Oral Instructions or Written Instructions on behalf of that Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the relevant Fund and PFPC.
(d)	"CEA" means the Commodities Exchange Act, as amended.
(e)	"Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
(f)	"SEC" means the Securities and Exchange Commission.
(g)	"Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.
(h)	"Shares" means the shares of beneficial interest of any series or class of a Portfolio.
(i)	"Written Instructions" mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions with respect to a particular Portfolio transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. Each Fund hereby appoints PFPC to provide services set forth in this Agreement to each of its Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. For clarity, PFPC shall have no obligations or responsibilities with respect to a particular investment portfolio of a Fund until such investment portfolio is listed or deemed to be listed (pursuant to a written agreement between PFPC and such Fund) on Exhibit A attached hereto.
3.	Compliance with Rules and Regulations.

With respect to each respective Fund, PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder with respect to such Fund. Except as specifically set forth herein, PFPC assumes no responsibility for compliance by any Fund or other entity.

4. Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.
(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of any Fund or this Agreement or with any vote, resolution or proceeding of any Fund's Board of Trustees, Board of Directors or similar governing entity or of any Fund's shareholders, unless and until PFPC receives Written Instructions relating to a particular Fund to the contrary.

(c)	Each Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the New York Stock Exchange business day (i.e., a day on which the New York Stock Exchange is open for trading) immediately following the day on which the Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5. Right to Receive Advice.

(a)	Advice of a Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from a Fund.
(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund's investment adviser or PFPC, at the option of PFPC). The Fund to which such advice relates shall reimburse PFPC for the cost of obtaining such advice so long as the Fund has approved the seeking of such advice (which approval shall not be unreasonably withheld or delayed).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from a Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.
(d)	Protection of PFPC. PFPC shall be indemnified by a Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of such Fund, or in reliance upon advice from counsel with respect to any matter relating to such Fund, and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with directions or advice or Oral Instructions or Written Instructions.

6. Records; Visits.

(a)	The books and records pertaining to a Fund and its Portfolios which are in the possession or under the control of PFPC shall be the property of that Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Each Fund and the Fund’s Authorized Persons shall have access to the books and records pertaining to such Fund (provided the same are in the possession or under the control of PFPC) at all times during PFPC's normal business hours. Upon the reasonable request of a Fund, copies of any books and records pertaining to such Fund (provided the same are in the possession or under the control of PFPC) shall be provided by PFPC to the Fund or to an Authorized Person of the Fund, at the Fund's expense.

(b)	PFPC shall keep the following records with respect to each Portfolio of a Fund:
(i)	all books and records with respect to the Portfolio's books of account;

(ii)	records of the Portfolio's securities transactions; and

(iii)	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided to such Portfolio hereunder.

7.	Confidentiality. PFPC shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to PFPC’s business. As between PFPC and a particular Fund, information to be kept confidential shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, the party receiving information shall not be subject to confidentiality obligations with respect to such information to the extent: (a) such information is already known to the receiving party at the time it is obtained by the receiving party; (b) such information is or becomes publicly known or available through no wrongful act of the receiving party; (c) such information is rightfully received by the receiving party from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) such information is released by the protected party to a third party without restriction; (e) such information is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the protected party written notice of the same, to the extent such notice is permitted); (f) release of such information is necessary or desirable in connection with the provision of services under this Agreement; (g) such information is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) such information has been or is independently developed or obtained by the receiving party.

8.	Liaison with Accountants. PFPC shall act as liaison with each Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to a Fund’s Portfolios to that Fund’s independent public accountants. PFPC shall take all reasonable action in the performance of its duties under this Agreement with respect to a particular Fund to assure that the necessary information is made available to such Fund’s independent public accountants for the expression of their opinion with respect to such Fund, as required by such Fund.

9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to any Fund.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions with respect to such Fund. PFPC shall have no liability to a Fund with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance with respect to such Fund, bad faith with respect to such Fund, negligence with respect to such Fund or reckless disregard of its duties or obligations under this Agreement with respect to such Fund.
11.	Compensation.
(a)	As compensation for services rendered by PFPC with respect to a particular Fund during the term of this Agreement, such Fund, on behalf of each of its Portfolios, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

(b) Each Fund hereby represents and warrants to PFPC that (i) the terms of this

Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor of any Fund in connection with this Agreement have been fully disclosed to the Board of Trustees, Board of Directors or similar governing entity of the Fund and that, if required by applicable law, such Board of Trustees, Board of Directors or similar governing entity has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.	Indemnification. Each Fund, on behalf of each of its Portfolios, agrees to indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws and reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified by a Fund against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' (including their respective officers, directors and employees) own willful misfeasance with respect to such Fund, bad faith with respect to such Fund, negligence with respect to such Fund, reckless disregard in the performance of PFPC’s activities with respect to such Fund under this Agreement, fraud with respect to such Fund, or violation with respect to such Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of a criminal statute or material violation with respect to such Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of any other statute which statute is materially applicable to the duties PFPC is obligated to perform with respect to such Fund under this Agreement. Any amounts payable by a Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 12 shall survive termination of this Agreement.

13.	Responsibility of PFPC.
(a)	PFPC shall be under no duty to take any action hereunder on behalf of a Fund or any of its Portfolios except as specifically set forth herein or as may be specifically agreed to by PFPC and such Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder with respect to a particular Fund and to act in good faith in performing services with respect to a particular Fund provided for under this Agreement. PFPC shall be liable to a Fund only for any damages arising out of PFPC's failure to perform its duties under this Agreement with respect to such Fund to the extent such damages arise out of PFPC's own willful misfeasance with respect to such Fund, bad faith with respect to such Fund, negligence with respect to such Fund, reckless disregard of PFPC’s duties under this Agreement with respect to such Fund, fraud with respect to such Fund, or violation with respect to such Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of a criminal statute or material violation with respect to such Fund (as determined by a court of competent jurisdiction in a final non-appealable order of such court) of any other statute which statute is materially applicable to the duties PFPC is obligated to perform with respect to such Fund under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.
(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.
(d)	Each Fund shall have a duty to mitigate damages for which PFPC may become responsible hereunder and PFPC shall have a duty to mitigate damages for which a Fund may become responsible hereunder.
(e)	The provisions of this Section 13 shall survive termination of this Agreement.

(f)	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of any Fund or for any failure to discover any such error or omission.

14. Description of Services on a Continuous Basis.

PFPC will perform the following services with respect to each Portfolio of a Fund:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Portfolio (the "Adviser") and transmit trades (if so agreed with the Adviser) to the Portfolio's custodian (the "Custodian") for proper settlement;

(iii) Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Portfolio with the Custodian and seek to resolve outstanding differences, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual and other expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals, including the preparation of the expense budget accrual analysis with expense flux summary, and notify an officer of the Fund of any proposed adjustments to the expense accruals;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing sources approved by the Fund, or if such quotes are unavailable, then obtain such prices from the Adviser or such entity as approved by the Adviser, and in either case calculate the market value of the Portfolio's investments;

(xiv)	Transmit or make available (via PFPC’s data repository and analytics suite or otherwise) a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value;

(xvi)	As appropriate, compute yields (including SEC yields), total returns, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xvii)	Prepare quarterly broker security transactions summaries;

(xviii)	Prepare monthly security transaction listings;

(xix)	Supply various normal and customary portfolio statistical data as requested on an ongoing basis;

(xx)	Prepare for execution and file the Fund's Semi-Annual Reports with the SEC on Form N-SAR (to the extent the same relates to the Fund’s Portfolios);

(xxi)	Prepare and file with the SEC the Fund's annual and semi-annual shareholder reports (to the extent the same relates to the Fund’s Portfolios);

(xxii)	Assist in the preparation of registration statements and other filings relating to the registration of Shares;

(xxiii)	Monitor the Portfolio's status as a regulated investment company under Sub-chapter M and Sub-chapter L (if required) of the Internal Revenue Code of 1986, as amended;

(xxiv)	Coordinate contractual relationships and communications between the Fund and its contractual service providers (to the extent the same relates to the Fund’s Portfolios);

(xxv)	Monitor the Portfolio’s compliance with the amounts and conditions of each state qualification;

(xxvi)	Calculate the distribution amounts necessary for the Portfolio to comply with the “investment company taxable income” and “net capital gain” distribution requirements set out in (A) Sub-chapter M of the Internal Revenue Code of 1986 (as amended) and (B) the excise tax provisions of Section 4982 of the Internal Revenue Code of 1986 (as amended);

(xxvii)	Prepare for execution and file the Portfolio’s Federal and state tax returns;

(xxviii)Provide standard reporting information agreed to between the Fund and PFPC from time to time for inclusion in the meeting materials for the periodic meetings of the Fund’s Board of Trustees, Board of Directors or similar governing entity (in such format as agreed to between the Fund and PFPC from time to time);

(xxix)	Monitor overdraft positions of the Portfolio and upon Written Instructions assist in the coordination of the execution of loan documentation relating to any loan which the Portfolio determines to obtain in order to cover any such overdraft position;

(xxx)	Prepare for execution and file the Fund’s Form 24F-2 with the SEC (to the extent the same relates to the Fund’s Portfolios);

(xxxi)	Prepare mutually agreed upon statistical reports and complete mutually agreed upon surveys for outside information services daily, monthly and/or quarterly (as applicable) (e.g., iMoneyNet, Investment Company Institute, Lipper Analytical Services, Morningstar and Prudential Generic);

(xxxii)	Calculate the amount of income earned by the Portfolio subject to alternative minimum tax, the amount of income earned by the Portfolio that relates to U.S. Government securities, and the amount of income earned by the Portfolio that relates to state municipal securities (on a state-by-state basis);

(xxxiii)Calculate the Portfolio’s qualified dividend income (“QDI”), dividends received deduction (“DRD”), and qualified interest income (“QII”);

(xxxiv)	Prepare for execution the Fund’s Semi-Annual Reports with the SEC on Form N-CSR (to the extent the same relates to the Fund’s Portfolios) and provide to such entity as the Fund directs;

(xxxv)	Prepare for execution the Fund’s quarterly portfolio holdings with the SEC on Form N-Q (to the extent the same relates to the Fund’s Portfolios) and provide to such entity as the Fund directs;

(xxxvi)	Subject to PFPC receiving such information as PFPC requests, prepare the Investment Company Institute broker matrix and provide to such entity as the Fund directs;

(xxxvii)If the Portfolio (“Acquiring Portfolio”) merges or has merged with another portfolio (“Target Portfolio”), for a period of 18 months after such merger (and subject to PFPC receiving adequate information from the Fund to which such Acquiring Portfolio relates) monitor the portfolio of assets of the Acquiring Portfolio to confirm (on a post trade basis) that at least 33 1/3% of the Target Portfolio’s portfolio of assets at the time of the merger remains a part of the Acquiring Portfolio’s portfolio of assets (provided that PFPC is not responsible for any compliance or non-compliance with such 33 1/3% requirement); and

(xxxviii)Such additional services as shall be agreed in writing between PFPC and the Fund.

15.	Data Repository and Analytics Suite. PFPC shall provide to each Fund PFPC data repository and analytics suite services as set forth on Exhibit B attached hereto and made a part hereof (as such Exhibit B may be amended with respect to a particular Fund from time to time), subject to the terms of this Agreement and the terms set forth in such Exhibit B. “Authorized Users” with respect to a particular Fund shall mean such persons as are authorized by PFPC from time to time to access the data repository and analytics suite with respect to that Fund.
16.	Duration and Termination.
(a)	This Agreement shall be effective and shall continue with respect to a particular Fund for an initial period of three (3) years from the date the Fund becomes a party to this Agreement (the “Initial Term”).
(b)	Upon the expiration of the Initial Term with respect to a particular Fund, this Agreement shall automatically renew with respect to such Fund for successive terms of one (1) year (“Renewal Terms”) each, unless such Fund or PFPC provides written notice to the other of its intent not to renew this Agreement with respect to such Fund. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term applicable to the Fund to which the termination relates.
(c)	In the event a termination notice is given by a Fund, all expenses associated with movement of records and materials and conversion thereof to a successor service provider relating to such Fund will be borne by such Fund.

(d)	If PFPC is guilty of a material failure to perform its duties and obligations under this Agreement with respect to a particular Fund that Fund may give written notice thereof to PFPC, and if such material breach shall not have been remedied by PFPC within thirty (30) days after such written notice is given, then that particular Fund may terminate this Agreement with respect to that Fund by giving thirty (30) days written notice of such termination to PFPC. If a Fund is guilty of a material failure to perform its duties and obligations under this Agreement PFPC may give written notice thereof to such Fund, and if such material breach shall not have been remedied by the Fund within thirty (30) days after such written notice is given, then PFPC may terminate this Agreement with respect to that Fund by giving thirty (30) days written notice of such termination to such Fund. In all cases relating to a termination of this Agreement pursuant to the foregoing provisions of this Section 16(d), termination by the non-defaulting party shall not constitute a waiver by the non-defaulting party of any other rights it might have under this Agreement or otherwise against the defaulting party.
17.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Funds in writing from time to time); (b) if to a Fund, at Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102, Attention: Grace C. Torres (or such other address as a particular Fund may inform PFPC in writing from time to time); or (c) if to neither a Fund nor PFPC, at such other address as shall have been given to the sender of any such notice or other communication. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
19.	Assignment. PFPC may assign its rights hereunder with respect to a particular Fund to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives such Fund thirty (30) days prior written notice of such assignment.
20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
22.	Miscellaneous.
(a)	Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.
(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to any Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	As between each separate Fund and PFPC, this Agreement embodies the entire agreement and understanding between such Fund and PFPC and supersedes all prior agreements and understandings between such Fund and PFPC relating to the subject matter hereof, provided that such Fund and PFPC may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of any Fund or any other person.
(d)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
(e)	Each Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.
(f)	If any provision of this Agreement as it relates to a particular Fund shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) each Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
(i)	As between PFPC and American Skandia Trust, this Agreement shall supercede and replace the Administration and Accounting Services Agreement between American Skandia Trust and PFPC dated May 1, 1992. As between PFPC and Strategic Partners Mutual Funds, Inc., this Agreement shall supercede and replace the Administration and Accounting Services Agreement between Strategic Partners Mutual Funds, Inc. (formerly American Skandia Advisor Funds, Inc.) and PFPC dated June 1, 1997.

(j)	PFPC is entering into this Agreement with each of the Funds separately, and any duty, obligation or liability owed or incurred by PFPC with respect to a particular Fund shall be owed or incurred solely with respect to that Fund, and shall not in any way create any duty, obligation or liability with respect to any other Fund. This Agreement shall be interpreted to carry out the intent of the parties hereto that PFPC is entering into a separate arrangement with each separate Fund.

Agreed:

PFPC INC.

By: /s/ Neal J. Andrews

Name: Neal J. Andrews

Title: Senior Vice President

EACH OF THE ENTITIES LISTED ON

EXHIBIT A

By: /s/ Robert F. Gunia

Name: Robert F. Gunia

Title: Vice President and Director

EXHIBIT A

Dated: July 1, 2005

PORTFOLIOS

American Skandia Trust

AST JPMorgan International Equity Portfolio

AST William Blair International Growth Portfolio

AST LSV International Value Portfolio

AST MFS Global Equity Portfolio

AST Small-Cap Growth Portfolio

AST DeAM Small-Cap Growth Portfolio

AST Federated Aggressive Growth Portfolio

AST Goldman Sachs Small-Cap Value Portfolio

AST Small-Cap Value Portfolio

AST DeAM Small-Cap Value Portfolio

AST Goldman Sachs Mid-Cap Growth Portfolio

AST Neuberger Berman Mid-Cap Growth Portfolio

AST Neuberger Berman Mid-Cap Value Portfolio

AST Alger All-Cap Growth Portfolio

AST Gabelli All-Cap Value Portfolio

AST T. Rowe Price Natural Resources Portfolio

AST AllianceBernstein Large-Cap Growth Portfolio

AST MFS Growth Portfolio

AST Marsico Capital Growth Portfolio

AST Goldman Sachs Concentrated Growth Portfolio

AST DeAM Large-Cap Value Portfolio

AST Hotchkis & Wiley Large-Cap Value Portfolio

AST AllianceBernstein Growth + Value Portfolio

AST AllianceBernstein Core Value Portfolio

AST Cohen & Steers Realty Portfolio

AST AllainceBernstein Managed Index 500 Portfolio

AST American Century Income & Growth Portfolio

AST AllianceBernstein Growth and Income Portfolio

AST Global Allocation Portfolio

AST American Century Strategic Balanced Portfolio

AST T. Rowe Price Asset Allocation Portfolio

AST T. Rowe Price Global Bond Portfolio

AST Goldman Sachs High Yield Bond Portfolio

AST Lord Abbett Bond-Debenture Portfolio

AST PIMCO Total Return Bond Portfolio

AST PIMCO Limited Maturity Bond Portfolio

AST Money Market Portfolio

Strategic Partners Mutual Funds, Inc.

Strategic Partners International Growth Fund

Strategic Partners Small Cap Growth Opportunity Fund

Strategic Partners Managed Small Cap Growth Fund

Strategic Partners Small Company Fund

Strategic Partners Mid Cap Growth Fund

Strategic Partners Relative Value Fund

Strategic Partners Technology Fund

Strategic Partners Health Sciences Fund

Strategic Partners Managed OTC Fund

Strategic Partners Capital Growth Fund

Strategic Partners Concentrated Growth Fund

Strategic Partners Core Value Fund

Strategic Partners Managed Index 500 Fund

Strategic Partners Equity Income Fund

Strategic Partners Growth with Income Fund

Strategic Partners Capital Income Fund

Strategic Partners Balanced Fund

Strategic Partners High Yield Bond Fund

Strategic Partners Bond Fund

Strategic Partners Money Market Fund

EXHIBIT B

Data Repository and Analytics Suite

1.	PFPC Services. With respect to each Fund, PFPC will:

(a)	Provide Internet access to PFPC’s data repository and analytics suite at www.pfpcdatapath.com or other site operated by PFPC (the “Site”) for Fund portfolio data otherwise supplied by PFPC to the Fund or its service providers via other electronic or manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”). Types of information to be provided on the Site also include: data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Fund's offering documents as they relate to the Fund’s Portfolios (collectively, the "Compliance Reporting Services") (the Accounting Services and the Compliance Reporting Services are together referred to in Exhibits B and C as the "Services"). Each Fund hereby agrees that the Compliance Reporting Services are back-end reports only and that PFPC (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party;

(b)	Supply each of the Authorized Users (as defined in Section 15 of the Agreement) (the “Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources (in addition to any fees otherwise agreed in writing between the Fund and PFPC). In addition, costs for developing custom reports or enhancements are not included in any fees otherwise agreed in writing between the Fund and PFPC and will be billed separately to the Fund;

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Services relating to the Fund and inform the Fund promptly of any malfunctions or service interruptions relating to the Fund.

2.	Duties of each Fund and its Users. Each Fund and its Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if the Fund or one of its User s has reason to believe that a logon ID or password is or was being used by an unauthorized person.

3.	Standard of Care; Limitations of Liability

(a)	Nothing in this Section 3 shall in any way serve to limit any limitation of liability provision otherwise applicable to PFPC under the Agreement. In the event of a conflict between the specific terms of this Exhibit B as they relate to a particular Fund and the balance of the Agreement as it relates to such Fund, this Exhibit B shall control as to the Services with respect to such Fund.

(b)	Each Fund acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. Each Fund agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by PFPC or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes willful misfeasance, bad faith or negligence on the part of PFPC.

(c)	Without limiting the generality of the foregoing or any other provisions of this Exhibit B or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring directly or indirectly by reason of circumstances beyond PFPC’s reasonable control, including without limitation the items referenced in Section 13(b)(i) of the Agreement and including without limitation, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices occurring directly or indirectly by reason of circumstances beyond PFPC’s reasonable control or by reason of laws or regulations imposed after July 1, 2005.